Keith Creel President & Chief Operating Officer	7550 Ogden Dale Road SE Calgary Alberta Canada T2C 4X9	T 403 319 7600 F 403 205 9000 keith_creel@cpr.ca

April 19, 2016

Robert A. Johnson
9857 Rainier Court
Eden Prairie Minnesota
55347

Dear Robert:

Congratulations Robert, I am pleased to announce your appointment as EVP Operations. Your position will be located in Calgary AB. You will report to myself.

For the long term, we are building a stronger, more successful company through the disciplined application of our core Foundations: Provide Service, Control Costs, Optimize Assets, Operate Safely and Develop People. Together we are changing the expectations of what it means to be great railroaders.

Commencement Date
April 20, 2016

Total Direct Compensation
In this role your base salary will be $435,000 USD. The expected target value of your total compensation package (base salary, short term and long term incentive plans) will be $1,740,000 annually. Please review the attached details for further information.

Today, we are not only a stronger company that is building on our historic legacy; we are creating a future whose first pages are only now just unfolding for our shareholders and customers. We are building a stronger more successful company for the long-term and changing the expectations of what it means to be great railroaders. Robert, I look forward to continue working with you on the many opportunities we have ahead of us.

Sincerely,

/s/ Keith Creel

Keith Creel
President and COO

CP Offer Details

Specific Work Location
Your position will be based in 7550 Ogden Dale Road, Calgary AB.

Total Direct Compensation

Base Salary
Your annual base salary will increase to $435,000 USD. This salary consists of payment for all hours which you may be required to work in the performance of your role.

Short Term Incentive Plan (STIP)
You will continue to be eligible to participate in the Short Term Incentive Plan (STIP). Your target award level will increase to 75% of your base salary (or $326,250). This annual bonus is comprised of two components, individual and corporate: 25% will be based on your individual performance as measured through the Company's Performance Management Program and the remaining 75% will be based on the Company's performance against its corporate targets. Both Corporate and individual components have a maximum of 200% of target.

Long Term Incentive Plan (LTIP)
You will continue to be eligible to participate in CP’s annual Long Term Incentive Plan. Subject to plan design, as it may change over time and ongoing Board discretion, your target award level will be 225% of your annual salary (or $978,750), consisting of a 50% allocation in value of regular stock options and a 50% allocation in value of performance share units (PSU’s). Subject to Board approval, annual grants typically occur in January of each year.

Your participation in the compensation Plans mentioned above is governed by the appropriate Plan document, detailing the Plan terms and conditions. These terms and conditions may be revised at any time at the discretion of the company. If you have any questions about these plans or any other compensation matter, contact the Total Compensation team at total_comp@cpr.ca

Ownership Guidelines
By five (5) years from the effective date of this position, you will be required to achieve an ownership level equivalent to 3 times your annual salary. To help you meet your ownership requirements, the Company has a voluntary incentive deferral program. Annually, you may elect to defer all or a portion of your STIP payment into DSUs up to your ownership level. The company will provide a 25% match, i.e., one DSU will be awarded for every four DSUs acquired with your STIP deferral. The matched units will only be provided if you are below your ownership level.

Relocation
As your position is based in Calgary AB, the relocation of you, your family and your household effects will be governed by the Company’s relocation (policy # 8801) which can be found under Employee Policies on CP Station. Once your relocation paperwork appended has been processed, Weichert Workforce Mobility will contact you to initiate the process and answer any questions you might have. Please fill in Appendix I and return to Kathie Brown to initiate your relocation.

Benefits
As a SOO Line employee on a cross border assignment, you will continue to be able to participate in the benefit plans and programs currently provided by the Company to US – based employees under the terms and conditions of those plans (including but not limited to medical, dental, vision, life and disability insurance, and 401k plan).

You may also choose to participate in CP’s Canadian extended health and dental plans through Manulife, our Canadian benefits provider. If you require prescriptions, and/or dental services while in Canada, it is beneficial to be enrolled in these plans. Please contact Kathie Brown to enroll in the Canadian plan or for further information on associated premiums.

There is no coordination of benefits between the Canadian and US plans should you choose to participate in both plans.

As a resident of Alberta, you are eligible for Alberta Health Insurance Plan. Please see the following link for more information and the forms that you are required to submit for registration. <http://www.health.alberta.ca/AHCIP/register-for-AHCIP.html>

Death in Service
If you should die in service while employed by the Company in Canada, we will relocate your remains, if your family chooses, back to the US and we will absorb the relocation costs such as movement of household goods, one-way travel cost, and costs of selling your home (real estate commission and legal fees).

Taxation
For application to your specific tax situation, we will provide you with up to three hours of consultation with a tax advisor. Please contact Paul Watson at KPMG at 403-691-8487 to arrange a mutually agreeable time for this consultation if you wish to use this service.

You will be responsible for the remittance of income tax to the Canada Revenue Agency. As a result of the complications resulting from the preparation of tax returns during the year of transfer, the Company is prepared to provide you with professional assistance in completing your tax returns for the transition year and the following tax year. The Company will not compensate you for any increased income tax burden arising from the cross border assignment.

Due to different tax filing deadlines between the US and Canada, and the manner in which source tax deductions are made, there may be a potential allocation of tax liabilities between the two countries causing an amount owing to one jurisdiction while a refund is expected in the other, which can only be determined upon filing of all appropriate returns. You will be responsible for keeping a record of days worked in the US or Canada.

In order to work and submit income tax in Canada you will be required to obtain a Social Insurance Number. Please see the following link for more information:
<//www.servicecanada.gc.ca/eng/sc/sin/index.shtml>

Future Relocation
CP is a national organization with an extensive network in Canada and the U.S. Based on operational needs, you may be required to relocate to another work location on the system. As well, advancement opportunities may require geographical relocation. Should you be faced with either situation, notice of the need to relocate and assistance to do so will be provided to you in accordance with corporate relocation policies.

Obtaining or Maintaining Qualification
Provided you are medically fit for safety-critical positions, you may be required to obtain a certification or to maintain your current certification/qualification as a locomotive engineer or conductor, as you may be called upon to operate trains as and when required. This may involve operating trains away from your normal work location.

Terms of Employment
We recognize that you retain the option, as does the Company, of ending your employment with the Company at any time, with or without notice and with or without cause. As such, your employment with the Company is at-will and neither this letter nor any other oral or written representations may be considered a contract for any specific period of time.

Other terms and condition of your employment are found in the Company’s US non-union employee policies on CP Station, which represent the current policy and practice of CP and may be changed from time to time by CP without notice. Nothing in the Company’s non-union policies is intended to create any contract, agreement or other obligation by CP with any of its employees.

This will confirm that the terms of this arrangement are to remain strictly confidential.  They may not be disclosed to any person save and except for your immediate family and professional advisors (including your lawyer and accountant), or as may be required by law.